Rand Capital Announces 12% Growth of Net Asset Value for the Quarter Ending December 31, 2013 and Invests in Six Businesses

BUFFALO, NY -- (Marketwired - February 25, 2014) - Rand Capital Corporation (NASDAQ: RAND)

  Net Asset Value increases 12% during the quarter ending December 31, 2013 to $4.38 per share
  Liazon Corporation is sold to Towers Watson for $215 million generating a $6 million realized gain for Rand in November 2013
  Total assets increases to $39 million, including $9 million in cash ($1.52 per share)
  Invests $2.2 million into six portfolio businesses during the quarter
  Rand repurchased 13,000 shares of its stock returning over $1 million to investors via the repurchase program

Rand Capital Corporation (NASDAQ: RAND) ("Rand"), a business development company (BDC) that provides capital for small to medium-sized private companies, announced its operating results for the quarter and year ended December 31, 2013 with a net asset value of $4.38 per share, an increase of 12%, as compared to $3.90 per share in the prior quarter and at December 31, 2012.

The increase in net asset value per share was primarily attributable to Liazon Corporation (Buffalo, NY) (www.liazon.com), a provider of private exchange online benefit marketplace solutions, which was acquired by Towers Watson in November 2013 for a reported $215 million. Rand's initial investment in Liazon was made in 2010, and its $1.1 million investment generated a $6.25 million realized gain.

Daniel P. Penberthy, Rand's Chief Financial Officer, stated, "The impact of the Liazon transaction is significant, providing immediate growth in net asset value, to $4.38 per share, increasing total assets to $39.9 million, and resulting in a strong year-end cash balance of $9.8 million. Rand's liquidity (cash) is $1.52 per share."

Fourth quarter 2013 investments included $250,000 in one new company:

  KnowledgeVision Systems, Inc. (Lincoln, MA) (www.knowledgevision.com) - Equity investment of $250,000. The KnowledgeVision® System provides businesses with a cost-effective, scalable way to turn presentations and web content into an interactive online video experience -- capturing an engaging, multi-sensory story once and then publishing it for on-demand delivery, using portable tools that can be run from any computer, anywhere in the world.

Rand also invested $1,991,000 in follow-on investments during the quarter:

  SciAps, Inc. (Woburn, MA) (www.sciaps.com) - Equity investment of $300,000. SciAps is a hand held analytical instrumentation company specializing in durable, field tested, portable instruments utilizing Raman spectroscopy. These devices are used in law enforcement, mining, pharmaceutical and other industries.
  First Wave Products Group, LLC (Batavia, NY) (www.firstwaveproducts.com) - Debt investment of $200,000. First Wave develops next generation medical products including First Crush, a dual action pill crusher that crushes and grinds pills into a fine powder.
  Mezmeriz, Inc. (Ithaca, NY) (www.mezmeriz.com) - Equity investment of $100,000. Mezmeriz is a micro-electronic mechanical systems (MEMS) developer which designs and builds carbon fiber based MEMS mirror modules which can be embedded into mobile electronics for projection, gesture recognition and other engineered applications.
  QuaDPharma, LLC (Clarence, NY) (www.quadpharmainc.com) - Debt investment of $250,000. QuaDPharma does small scale pre-commercial and commercial manufacturing for the pharmaceutical industry.
  Rheonix, Inc. (Ithaca, NY) (www.rheonix.com) - Rand invested into two equity financings totaling $891,270 as part of a $14 million previously announced financing. Rheonix is a developer of microfluidic testing devices including channels, pumps, reaction vessels and diagnostic chambers for testing of small volumes of chemicals and biological fluids.

Rand repurchased 13,000 shares during the quarter, resulting in a total of 198,318 shares in 2013, at an average price $2.91; an approximate 34% discount from the December 31, 2013 net asset value. The Corporation holds 438,116 shares in treasury as of that date.

Allen F. Grum, President of Rand Capital, stated, "2013 showed continued growth of Rand Capital with our Net Assets growing 12% over the year. Notable exits include Liazon Corporation, Ultra-Scan Corporation and continued sales of Synacor, Inc. Additionally, we continue our share repurchases, which has the effect of returning capital to our investors. We continue to see our portfolio strengthen and look forward to sharing the successes in the future."

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL
Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiary provide capital and managerial expertise to small and medium sized private companies primarily located in the Northeast U.S. Rand is traded on the NASDAQ under the symbol "RAND" and is headquartered in Buffalo, NY. www.randcapital.com

Investor Contact:
Allen F. Grum
President
716-853-0802
pgrum@randcapital.com